UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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Rennova Health, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 20, 2018

Dear Fellow Stockholder,

You recently received proxy materials in connection with the special meeting of stockholders of Rennova Health, Inc. (the “Company") originally scheduled to be held on April 18, 2018. The meeting has been postponed to May 2, 2018 so that certain proposals vital to the Company’s future can be thoroughly considered by our stockholders. We are sending you this letter to emphasize the necessity of these proposals and to encourage you to support them.

As discussed in our public filings, the Company has faced many challenges in the past few years but has recently adopted a new business strategy in the Rural Hospital sector which we expect will create opportunities for growth and increases in stockholder value in the future. We have entered into certain agreements with financial institutions to secure capital, including through issuance of convertible securities, to deliver on our new business model. These agreements require the Company to have a sufficient number of shares of common stock available at all times to meet our obligations under these agreements.

The Company currently does not have sufficient authorized shares of common stock available. This has necessitated the Board to ask our stockholders to approve an increase in our authorized common stock and a reverse stock split. Both of these proposals are important to our Company’s future and without them the Company’s ability to procure capital in the future could be adversely affected.

The proposals being considered at the Special Meeting are;

1. To approve an amendment to our Certificate of Incorporation, as amended, to effect a reverse stock split of all of the outstanding shares of our common stock, par value $0.01 per share, at a specific ratio within a range from 1-for-50 to 1-for-300, and to grant authorization to our Board of Directors to determine, in its discretion, the specific ratio and timing of the reverse stock split any time before March 1, 2019, subject to the Board of Directors’ discretion to abandon such amendment;

2. To approve an amendment to our Certificate of Incorporation, as amended, to increase the number of authorized shares of our common stock from 500,000,000 to 3,000,000,000 shares;

3. To approve the Company’s new 2018 Incentive Award Plan;

4. To authorize an adjournment of the Special Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposals 1, 2 and 3; and

5. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

To meet the covenants in agreements already entered into the Company needs stockholder approval for at minimum proposals 1 and 2. If approval is not received it will be impossible to meet the requirements of existing agreements and will be difficult, if even possible, to continue with the business plan adopted. It is the hope that approval can be secured for all proposals but at minimum for proposals 1 and 2 as described above.

THE BOARD OF DIRECTORS HAS RECOMMENDED THAT STOCKHOLDERS VOTE IN FAVOR OF ALL PROPOSALS AND WE HOPE YOU ACCEPT THAT RECCOMENDATION.

If you have already voted in favor of these proposals, we thank you for your support. If you have not voted yet or if you have voted against these proposals, but would like to change your vote, please follow the instructions on the enclosed Voting Instruction Form.

If you have any questions relating to the stockholder meeting or voting your shares, or need to request additional proxy materials, you may call our proxy solicitation advisors Advantage Proxy toll-free at 1-877-870-8565 between the hours of 9:00 a.m. and 9:00 p.m. Eastern Time, Monday through Friday.

We appreciate your support.

YOUR VOTE IN FAVOR OF THE PROPOSALS IS NECESSARY TO ENSURE CONTINUED GROWTH AND COMPLIANCE WITH EXISTING AGREEMENTS - PLEASE VOTE IN FAVOR TODAY!